ASSUMPTION OF SPECIAL SERVICER OBLIGATIONS

May 7, 2020

TO THE PARTIES ON THE ATTACHED SCHEDULE

Re:

Assumption of the 805 Third Avenue Loan Combination Special Servicer Obligations with respect to Citigroup Commercial Mortgage Trust 2019-C7, Commercial Mortgage Pass-Through Certificates, Series 2019-C7 (the “Agreement”).

Ladies and Gentlemen:

Reference is made herein to the Pooling and Servicing Agreement, dated as of December 1, 2019, by and among Citigroup Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC ("LNR"), as Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor and Asset Representations Reviewer, Citibank, N.A., as Certificate Administrator, and Wilmington Trust, National Association, as Trustee, relating to Citigroup Commercial Mortgage Trust 2019-C7, Commercial Mortgage Pass-Through Certificates, Series 2019-C7 (the “PSA”).  Capitalized terms used herein but undefined have the meanings given to them in the PSA.

Pursuant to Sections 6.08(c), (d), (e) and (f) of the PSA, BREF Partners Special Servicer LLC (“BREF Special Servicer”) hereby agrees to accept the appointment as Special Servicer with respect to the 805 Third Avenue Loan Combination and agrees to assume and perform punctually the duties of the Special Servicer with respect to the 805 Third Avenue Loan Combination specified in the PSA from and after the date hereof.  BREF Special Servicer agrees that, as of the date hereof, it is and shall be a party to the PSA and bound thereby to the full extent indicated therein in the capacity of successor Special Servicer.

As of the Effective Date (as defined below) solely with respect to 805 Third Avenue Loan Combination, BREF Special Servicer represents and warrants: (i) that BREF Special Servicer satisfies all eligibility requirements applicable to the Special Servicer contained in the PSA; and (ii) that BREF Special Servicer is not an Excluded Mortgage Loan Special Servicer. In addition, as of the Effective Date, BREF Special Servicer hereby also makes the representations and warranties set forth in Section 2.06(a) of the PSA, with the following correction: in subsection (a)(i) that BREF Special Servicer is a limited liability company organized under the laws of the State of Delaware.

As of the execution of this Agreement (the “Effective Date”), Trustee acknowledges and agrees (i) that conditions precedent as set forth in the PSA have been satisfied in full and (ii) to the removal of LNR Partners, LLC, the current Special Servicer of the 805 Third Avenue Loan Combination and the appointment by the Directing Holder of BREF Special Servicer as the successor Special Servicer of the 805 Third Avenue Loan Combination. On and after the Effective Date, Trustee shall look solely to BREF Special Servicer for performance (including all responsibilities, duties, rights, obligations and liabilities) of the obligations required under the PSA from and after the date herein with respect to the 805 Third Avenue Loan Combination.

601847337.1

On and after the Effective Date, all demands, notices, consents, approvals, requests and other communications to the Special Servicer hereunder or under the PSA with respect to the 805 Third Avenue Loan Combination shall be delivered in accordance with Section 12.04 of the PSA to the following:

BREF Partners Special Servicer LLC

250 Vesey Street, 15th Floor

New York, NY  10281

Attention: Kathryn Gregorio

Email: Kathryn.Gregorio@Brookfield.com.

This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

This Agreement shall binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

The parties agree to execute, acknowledge and deliver such further instruments and documents as may be reasonably requested by any party to carry out the intent of this Agreement.

This Agreement may be amended from time to time by the parties hereto, but only by written instrument signed by the parties hereto.

BREF Partners Special Servicer LLC

By: /s/ Justin Monge

Name:Justin Monge

Title: Authorized Signer

Assumption of Special Servicing

601847337.1

ACKNOWLEDGED AND AGREED, as of the date first above written:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee for Citigroup Commercial Mortgage Trust 2019-C7, Commercial Mortgage Pass-Through Certificates, Series 2019-C7

By: /s/ Beverly D. Capers

Name: Beverly D. Capers

Title: Assistant Vice President

Assumption of Special Servicing

601847337.1

SCHEDULE 1

DISTRIBUTION LIST

Trustee

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Fax number:  (302) 636-4140

Email:  cmbstrustee@wilmingtontrust.com

Certificate Administrator

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Attn:  Citibank Agency & Trust –
CGCMT 2019-C7

Email: ratingagencynotice@citi.com

601847337.1